EXHIBIT 11.1

                FORCENERGY GAS EXPLORATION, INC.

                COMPUTATION OF EARNINGS PER SHARE
              (in thousands, except per share data)


PRIMARY EARNINGS PER SHARE

                                                 Three Months
                                                Ended March 31,
                                                 1996     1995
Net Income (Loss)                              $ 1,818   $(1,014)
Weighted Average Shares Outstanding             18,260     9,040
Primary Earnings Per Share                     $  0.10   $ (0.11)

FULLY DILUTED EARNINGS PER SHARE

                                                 Three Months
                                                Ended March 31,
                                                 1996     1995
Net Income (Loss)                              $ 1,818   $(1,014)
Effect of retirement of ESN notes on
  interest expense                               1,364     1,102
Tax effect related to interest expense            (509)     (413)

Net Income (Loss) as adjusted                  $ 2,673   $  (325)
Weighted Average Shares Outstanding             20,757    11,383
Fully Diluted Earnings Per Share               $  0.13   $ (0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING (PRIMARY EPS)

                                                   March 31,
                                                 1996     1995
Weighted Average Shares of Common Stock         18,260    9,040


WEIGHTED AVERAGE SHARES OUTSTANDING (FULLY DILUTED EPS)

                                                Ended March 31,
                                                 1996     1995
Weighted Average Shares  of Common Stock        18,260    9,040
Dilutive Common Stock Equivalents, Less
  than 3% Effect on Primary EPS                    154      -
Conversion of Subordinated Notes                 2,343    2,343
                                                20,757   11,383